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                                                                    Exhibit 21.1

                 List of Subsidiaries of Portal Software, Inc.

Portal International Holdings, Inc., a corporation formed under the laws of Hong Kong.

Portal Software International, Pty. Limited, a corporation formed under the laws of Australia.